MANAGEMENT AGREEMENT

                    THIS AGREEMENT, dated May 17, 1995, is made and entered into among Empire Gas Corporation, a Missouri corporation ("Empire"), Northwestern Growth Corporation, a South Dakota corporation ("NGC"), and SYN Inc., a Delaware corporation ("SYN"), with respect to the following facts:

               A. Empire, NGC and Syn have entered into that certain Agreement Among Initial Stockholders and SYN Inc., dated May 17, 1995 (the "Stock Agreement"), which, among other things, requires this Agreement to be made for the reasons recited in the Stock Agreement (such recitals being incorporated herein by this reference).

               B.   SYN and NGC, immediately following the
          execution of this Agreement, will be entering into that certain Purchase and Sale Agreement, dated as of May 17, 1995, with Sherman C. Vogel, Stephen A. Vogel, Jeffrey K. Vogel, Jon M. Vogel, Jeanette Vogel, Synergy Group Incorporated (with its subsidiaries, "Synergy"), and S&J Investments (the "Synergy Acquisition Agreement"), providing for the acquisition by SYN of Synergy (the "Synergy Acquisition").

               C. This Agreement is essential to the ability of SYN to finance and consummate the Synergy Acquisition, and to manage the assets and business to be acquired by the Synergy Acquisition.

                    NOW, THEREFORE, in consideration of the
          premises and the agreements exchanged herein, the parties hereto agree as follows:

                  ARTICLE 1:  ENGAGEMENT TO PLAN AND MANAGE

                    SYN, on behalf of itself and its subsidiaries, and for the benefit of its stockholders (of which NGC is a principal one), hereby engages Empire to perform the planning and management of the assets and business operations of SYN and its subsidiaries (the "Management Services"), and Empire hereby accepts such engagement and agrees to perform the Management Services, subject to the direction of the Board of Directors of SYN (the "Board") and in accordance with the terms of this Agreement.

                      ARTICLE 2:  BUSINESS PLAN; BUDGET

               Section 2.01 INITIAL BUSINESS PLAN. The parties hereto have developed a business plan, a copy of which is attached as Exhibit A to this Agreement ("Initial Plan"), for the conduct of business operations of SYN and its subsidiaries after the completion of the Synergy Acquisition (the "SYN Operations"), showing:

                    (a) The general longer-term objectives (to be accomplished in a three to five year period of time);

                    (b)  The preliminary detailed plans for
               conducting the SYN Operations through the end of SYN's fiscal year ending June 30, 1996 ("fiscal 1996"), including the plant, facilities and equipment (at various locations), and the personnel staffing at the locations, needed to carry on the SYN Operations for the balance of fiscal 1996 following the Synergy Acquisition and during the longer term of the plan; and

                    (c)  Capitalized reserves for (i) transition
               costs including such items as costs of meetings with personnel at the outlets and branches acquired in the Synergy Acquisition, retail mailings and other items, not to exceed $500,000 in the aggregate, and
               (ii) costs of shutting down Synergy's facility at Farmingdale, New York, offering severance to Synergy employees and incorporating Synergy's operations into Empire's facilities in Lebanon, Missouri.

               Section 2.02  INITIAL BUDGET.  The parties hereto
          have developed a budget ("Initial Budget") for the conduct of the SYN Operations for the balance of fiscal
          1996 following the Synergy Acquisition in accordance with the Initial Plan. A copy of the Initial Budget is attached as Exhibit B to this Agreement.

               Section 2.03 UPDATED AND AMENDED BUSINESS PLANS AND BUDGETS. At least 30 days prior to June 30, 1996 and at least 30 days prior to each June 30 thereafter until the term of this Agreement expires or is terminated (hereinafter sometimes referred to as the "end of the term of this Agreement"), Empire will develop, in consultation with NGC, and obtain the approval of the Board of:

                    (d) An updated version of the Initial Plan (or of the most recent previously updated version thereof) to provide a detailed business plan for the SYN Operations for the 18 months following such June 30 and a longer-term business plan for the three- to five-year period following such June 30 (the Initial Plan or updated version thereof in effect at a given time, including all amendments thereto up to such time, is hereinafter referred to as the "Applicable Plan"); and

                    (e)  An updated version of the Initial Budge
               (or of the most recent previously updated version thereof) to provide a budget for the conduct of the SYN Operations for the 18 months following such June 30, (the Initial Budget or updated version thereof in effect at a given time for a particular period, including all amendments thereto up to such time, is hereinafter referred to as the "Applicable Budget").

          Empire may amend an Applicable Plan or an Applicable Budget, or both, at any time and from time to time by preparing such amendment, submitting the same to the Board with such supporting information as the Board may require, and obtaining the Board's approval thereof, but no such amendment shall be effective unless and until approved by the Board.

               SECTION 2.04 ACTING WITHIN APPLICABLE PLAN AND BUDGET. Empire shall mange the SYN Operations, commencing with the Synergy Acquisition and continuing thereafter until the end of the term of this Agreement, in accordance with the Applicable plan and within the applicable Budget, without obtaining approval of the Board of the details of such management, but subject to approvals by the Board required by law and to the requirements for approval by the Board specified in
          Article 9 herein.  Notwithstanding the foregoing:

                    (f)  Empire may take such management action
               with respect to the SYN Operations as it may deem advisable to respond to, and attempt to curtail or avoid material adverse consequences resulting from material unplanned adverse developments when (reasonably) there is inadequate time in which to secure advance approval of such action by the Board, but in such event the situation and action taken shall be submitted with reasonable promptness to the Board for such further action as the Board may then deem advisable;

                    (g)  In addition to action taken pursuant to
               preceding paragraph (a), Empire may cause SYN to make maintenance capital expenditures which individually exceed the Applicable Budget for such expenditures or category of expenditures by not more than $10,000, but only if the Board is notified prior to, or at, the time of such expenditures, while such expenditures in excess of such $10,000 limit may not be made or committed to unless authorized in advance by the Board; and

                    (h)  If Empire becomes aware that aggregate
               operating or administrative expenses likely will be 1% or more in excess of what is provided for in the then Applicable Budget, Empire shall promptly notify the Board of such expected excess.

               SECTION 2.05 OTHER ACTION. Any action that needs to be taken in the performance of the Management Services that is not provided for in an Applicable Plan or Applicable Budget or otherwise provided for in this Agreement shall be taken in accordance with Empire's good faith judgment as to what is in the best interests of SYN and its subsidiaries.

               ARTICLE 3:  EMPIRE'S SERVICES; KEY MAN INSURANCE

               SECTION 3.01 EFFORT REQUIRED. Empire under the management of Paul S. Lindsey, jr. ("Lindsey") as the chief executive officer of Empire, shall devote sufficient time and resources to reasonably assure successful performance by Empire for SYN of the Management Services in accordance with this Agreement.

               SECTION 3.02 KEY MAN INSURANCE. To compensate SYN for the loss of services that would occur in the event of Lindsey's death, at all times while this Agreement is in effect SYN may maintain in effect (at SYN's expense) insurance on the life of Lindsey in an amount not less than $10,000,000, payable to SYN, and Lindsey will cooperate by providing personal information and taking physical examinations as required by the insurance carrier for issuing and maintaining such insurance coverage. The cost of such insurance shall not be charged, directly or indirectly, in any way to Empire or to any of the compensation due Empire under this Agreement. At the end of the term of this agreement, or at such earlier time as the Board determines that SYN no longer needs the insurance coverage provided for in this Section, Lindsey will have the option to purchase ownership of such insurance policies from SYN for a price equal to any cash surrender value of the insurance.

                     ARTICLE 4:   COMPENSATION OF EMPIRE

               SECTION 4.01  COMPENSATION ENTITLEMENT.  As
          compensation in full for Empire's services under this Agreement, SYN shall pay Empire a Fixed Fee (as defined in Section 4.02 hereof) per annum and a Management Fee (as defined in Section 4.03 hereof).

               SECTION 4.02 FIXED FEE. The Fixed Fee (the amount of which for each fiscal year of SYN, or part thereof, will be included in the Applicable Budget for such period), is intended to cover Empire's operating overhead in performing its services under this Agreement. The Fixed Fee shall be paid by SYN to Empire in equal monthly installments in advance, upon commencement of Empire's services and thereafter on the first day of each month, and shall be at the initial annual rate of $3,250,000 for the period commencing with the commencement of Empire's services under this Agreement and ending June 30, 1996, and for each 12-month period or portion thereof thereafter until the end of the term of this agreement the annual rate of the Fixed Fee shall increase by the percentage increase in the Consumer Price Index. All Items For all Urban Consumers, U.S. City Average (1982-84 = 100), as of the start of such period as determined by the index number for the month most recently published by the U.S. Department of Labor or any successor governmental agency handling such publication, as of the start of the period, compared to 151.4 (which is such index figure for the month of March, 1995), but no reduction in the annual rates of the Fixed Fee shall be made if a decrease in such Consumer Price Index figure shall occur. In addition to the foregoing adjustments in the Fixed Fee related to changes in such Consumer Price Index, the Fixed Fee shall be adjusted in an amount approved by the Board to reflect Empire's increased fixed operating overhead reasonably attributable to increases in SYN's business resulting from acquisitions and start-ups of business locations after the Synergy Acquisition is completed. In the event of changes in the basis for such Consumer Price index, or such index is discontinued, the parties shall amend this Section 4.02 to provide as closely as possible for the same adjustment mechanism, using the changed basis or a different published index, as appropriate.

               SECTION 4.03 MANAGEMENT FEE. The Management Fee, an estimate of which for each fiscal year shall be included in the applicable Budget for such period, shall be at the annual rate of $500,000 per annum payable by SYN to Empire in equal monthly installments in advance upon commencement of Empire's services and thereafter on the first day of each month, plus a sum (the "Additional Amount") equal to 10% of the amount by which the EBITDA for SYN and its subsidiaries, on a consolidated basis, exceeds the amount shown below for each period indicated, with the Additional Amount for each such period to be paid by SYN to Empire within 90 days after the end of such period or at such earlier time as the final calculation of the Additional Amount for such period is completed:

                    $17,500,000 for the period ending June 30, 1996; $18,000,000 for the 12 months ending June 30, 1997; $18,300,000 for the 12 months ending June 30, 1998; $18,600,000 for the 12 months ending June 30, 1999; and $18,900,000 for the 12 months ending June 30, 2000;

          For purposes of this Agreement, "EBITDA" means earnings before interest, taxes, depreciation and amortization for a specified period for the specified corporation, or the specified group of corporations on a consolidated basis, or the specified business locations, determined from financial statements for such corporation or corporations or business locations prepared on the basis of generally accepted accounting principles, consistently applied.

                ARTICLE 5:  COMPETITION BETWEEN EMPIRE AND SYN

               SECTION 5.01 OVERLAPPING MARKET AREAS. As promptly as is reasonably possible, Empire and SYN shall use their best efforts to exchange those outlets of Empire and SYN that are designated in Exhibit C attached to this agreement as having overlapping, competing market areas, by having some of the SYN outlets listed on such Exhibit C transferred to Empire and some of the Empire outlets listed on such Exhibit C transferred to SYN, such that upon completion of these transfers, the SYN outlets transferred to Empire will have EBITDA (as defined in Section 4.03 herein) and assets equivalent (with immaterial exceptions) in value to the Empire outlets transferred to SYN, and the overlapping, competing nature of the market areas shown on Exhibit C will be eliminated by such transfers. Any shortfall of EBITDA or asset value to either party from such transfers shall be compensated by either a transfer of assets or a cash payment, the amount of which is to be negotiated between NGC and SYN, as one party, and Empire, as the other party.

               SECTION 5.02  NON-COMPETITION; ACQUISITIONS.

                    (a) While this Agreement is in effect and for a period of one year thereafter, Empire and SYN will not solicit customers and employees from each other.

                    (b)  Until the end of the term of this
               Agreement and for a period of two years thereafter, Empire and SYN shall not compete in each others area of interest for new customers within such area. Regarding individual acquisitions of retail propane businesses greater than $7,500,000 which any party hereto desires to make before the end of the term of this Agreement, such acquisitions shall be owned jointly by Empire and SYN in relation to the capital provided for such acquisition or such other arrangements as can be negotiated by such parties on a case by case basis, but acquisitions less than $7,500,000 shall be pursued first by the individual entity with operations closest to the acquired property, or if not successfully pursued by such party, then jointly by Empire and SYN together, based on capital provided, and if not successfully pursued by those two parties, then by whichever (Empire of SYN) was not such first party.

                  ARTICLE 6:  ACCOUNTING SYSTEM; ACCOUNTANTS

               SECTION 6.01 ACCOUNTING SYSTEM. At all times until the end of term of this Agreement, Empire will:

                    (a)  Cause SYN and its subsidiaries to
               implement and maintain a system of accounting for the assets, liabilities, operations and cash flows of SYN and its subsidiaries, and internal controls over accounting and financial matters for SYN and its subsidiaries, similar to the system and controls maintained by Empire for itself, or, if requested by the Board, as the Board shall reasonably require; and in connection with the foregoing, Empire shall cause SYN to provide NGC with such financial statement and reports with respect to assets, liabilities, operations and developments affecting the business or assets of SYN and its subsidiaries, as NGC may require (taking into account the accounting and reporting requirements of NGC's parent corporation. Northwestern Public Service Company); and

                    (b) Cause SYN to engage a so-called "Big six" firm of independent public accountants (or whatever, at the time is the equivalent of the present Big six) approved by the Board to make quarterly reviews and annual audits of SYN and its subsidiaries; but to the most efficient extent possible, Empire shall cause SYN to engage Baird, Kurtz & Dobson ("BK&D") to perform detailed compliance work to assist the designated firm of independent accountants in completing the quarterly reviews and annual audits.

               SECTION 6.02 AUDIT OR REVIEW. At all times until the end of the term of this Agreement, Empire will allow the Board and its authorized representatives, upon at least seven-days' prior notice to, and in coordination with, the President and Chief Executive Officer of SYN, to audit or review the books of account and records of all kinds kept for SYN, inspect SYN's properties, consult with SYN's personnel and with Empire's personnel involved in Empire's performance of services under this Agreement, and generally to observe and monitor the operation, management and accounting for SYN's business and assets; provided, however, that such review and/or audit shall not last longer than five business days unless Empire is in default under this Agreement. Such reviews shall be restricted to no more than once a month at the home office of SYN, as maintained by Empire, through June 30, 1996 and quarterly thereafter, and unrestricted at all of SYN's retail locations. All reports resulting from these audits or reviews shall be promptly furnished to the Board.

                        ARTICLE 7:  INSURANCE FOR SYN

                    In addition to the key man insurance which SYN may maintain pursuant to Section 3.02 herein, at all times while this Agreement is in effect insurance covering liability exposures of SYN and its Board, with types and amounts of coverage as shall be approved by the Board, shall be obtained and maintained for SYN and its subsidiaries (at SYN's expense, and at no cost to Empire) by Empire as part of the Management Services. Empire shall be named as a co-insured under such coverages. The cost of such insurance shall be included in each Applicable Budget.

              ARTICLE 8:  ATTENDANCE OF EMPIRE'S BOARD MEETINGS

                    At all times while this Agreement is in effect, NGC will designate a representative who may, as invited, be allowed to attend quarterly meetings of Empire's Board of Directors and to receive copies of all information supplied by Empire to the members of its Board of Directors for such meetings.

                   ARTICLE 9:  SYN BOARD APPROVAL REQUIRED

                    The assets and business of SYN and its
          subsidiaries shall be managed as provided herein by Empire while this Agreement remains in effect, subject to the overall direction and supervision by the Board. However, Empire shall not take for SYN (such term at all times in this Article 9 includes SYN's subsidiaries), or cause SYN to take, any of the following actions without having obtained the prior approval of the Board:

                    (a) Sell, lease, transfer or otherwise dispose of, or enter into any agreement or arrangement for any sale, lease, transfer or other disposition of assets of SYN, except for (i) a sale, lease, transfer or other disposition specifically provided for in the Applicable Budget, or (ii) the sale of services to customers and the sale or lease of products in the ordinary course of business of SYN;

                    (b)  Purchase any goods or services from, or
               sell any goods or services to, or enter into or amend any agreement or other transaction with, Empire or any affiliate of Empire that is not on an arm's-length basis;

                    (c)  Cause SYN to incur any indebtedness for
               borrowed money (including without limitation, any capitalized lease obligations) or to enter into an agreement for such borrowing (or leasing) with the exception of seller financing of the purchase of particular assets;

                    (d) Mortgage or otherwise grant a lien upon or security interest in any assets of SYN except liens upon acquired assets to secure seller financing for the acquisition of such assets;

                    (e) Cause SYN to become a surety or guarantor of, or an accommodation party to, or otherwise become or be contingently liable for any indebtedness or obligations of any other party, other than as a result of endorsing to negotiate payment of instruments received from customers in payment for goods and services in the ordinary course of business in amounts less than $50,000;

                    (f) Cause SYN to enter into any joint venture or similar relationship or acquire any stock, debt obligations or other securities of, or loan to or make any investment in or capital contribution to any other party which is not a wholly-owned subsidiary of SYN;

                    (g)  Institute, defend, or settle any legal
               proceeding on behalf of SYN, except legal proceedings against SYN shall be defended and if the matter is partially or wholly covered by insurance, it may be settled if the settlement payment to be made by SYN is an amount not exceeding the deductible under such insurance coverage for such matter and all other matters not partially or wholly covered by insurance may be settled if the settlement payment to be made by SYN is an amount not exceeding $50,000 per matter;

                    (h)  Enter into any new contract for the
               leasing, as lessee, of any real or personal property, other than operating leases entered into in the ordinary course of business involving a term of not more than one year total or rental of not more than $0,000, and other than retail location operating leases;

                    (i)  File or consent to any petition in
               bankruptcy, reorganization, liquidation or similar proceeding with respect to SYN, or seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of SYN, or of all or any part of the assets of SYN, or make an assignment for the benefit of SYN's creditors;

                    (j)  Confess a judgment against SYN greater
               than $50,000;

                    (k)  Amend, modify, supplement or waive any
               provision of any contract, the making of which was approved or required to be approved by the Board;

                    (l) Make any employment, severance, consulting or similar agreement, including any agreement with a labor union, or amend the same, for SYN with any other party involving payments by SYN greater than $50,000, or adopt any employee benefit plan for employees of SYN;

                    (m) Open or close a primary office, plant or other business location for SYN, or make an agreement or commitment of any kind to do so unless it results from the merger or consolidation with another SYN plant, office or other business location; or

                    (n) Take any action in contravention of this Agreement.

                     ARTICLE 10:  DIRECTORS AND OFFICERS

               SECTION 10.01 DIRECTORS AND OFFICERS OF SYN. During the term of this Agreement, the provisions of
          Section 5.02 of the Stock Agreement (which are hereby incorporated herein by this reference) shall be carried out by Empire and NGC even if the Stock Agreement ceases to be in effect for any reason.

               SECTION 10.02  DIRECTORS AND OFFICERS OF
          SUBSIDIARIES. The directors and officers of subsidiaries of SYN shall be designated by Empire to enable Empire to achieve an efficient management and administration of the business and affairs of the subsidiaries.

                        ARTICLE 11:  TERM; TERMINATION

               SECTION 11.01 TERM OF THIS AGREEMENT; TERMINATION. The term of this Agreement shall be in effect until it expires on June 30, 2000, or at the end of any fiscal year thereafter if preceded by at least six-months' written notice by SYN or one-year's written notice by Empire of its desire to terminate as of such date, unless sooner terminated at the election of the Board, and upon giving notice to Empire of such election, on any earlier date in the event of any of the following:

                    (a)  Upon default by Empire under this
               Agreement which remains uncured after 30 days written notice of such default has been given to Empire by SYN or NGC;

                    (b)  Upon any change in ownership of Empire
               which results in Lindsey having less than voting control (as a stockholder) of Empire;

                    (c) Upon the filing or consent to any petition in bankruptcy, reorganization, liquidation or similar proceeding with respect to Empire, or the appointment of a trustee, receiver or liquidator for Empire for all or a substantial part of its assets, or the making of an assignment by Empire for the benefit of its creditors;

                    (d)  Upon the failure of SYN and its
               subsidiaries to achieve the following cumulative
               (consolidated) EBITDA results for the periods beginning with the Synergy Acquisition and ending on the dates indicated below, as follows:

                         (i)   for the period ended June 30, 1996,
                               cumulative EBITDA of at least $14
                               million;

                         (ii)  for the period ended June 30, 1997,
                               cumulative EBITDA of at least $29
                               million;

                         (iii) for the period ended June 30, 1998,
                               cumulative EBITDA of at least $45
                               million;

                         (iv)  for the period ended June 30, 1999,
                               cumulative EBITDA of at least $62
                               million;

                         (v)   for the period ended June 30, 2000,
                               cumulative EBITDA of at least $80
                               million; and

                         (vi)  for periods (if any) subsequent to
                               June 30, 2000, cumulative EBITDA at
                               the end of each fiscal year of SYN
                               shall be at least $20,000,000
                               higher than at the end of the
                               previous fiscal year;

                    (e)  If SYN at any time is in default with
               respect to more than $1,000,000 of its borrowings;

                    (f) If Empire at any time is in default with respect to its outstanding publicly-held bonds;

                    (g) By mutual agreement of the parties or when required by final court order or final award of arbitrators; or

                    (h)  If the stock of SYN, or stock entitling
               the holder or holders thereof to cast a majority of the votes in the general election of directors of SYN, or substantially all of the assets of SYN, is sold, directly or by merger or consolidation.

          The term of this Agreement also may be terminated at the election of Empire and upon giving notice to NGC and SYN of such election in the event of any of the following:

                    (i) Upon default by SYN resulting from non-payment of the Fixed Fee or the Management Fee to Empire which remains uncured after 30 days written notice of such default has been given by Empire to SYN or NGC; or

                    (ii) If the stock of SYN, or stock entitling the holder or holders thereof to cast a majority of the votes in the general election of directors of SYN, or substantially all of the assets of SYN is sold, directly or by merger or consolidation; or

                    (iii) If any of the terms of this Agreement
               are changed without the consent of Empire.

          SECTION 11.02  TRANSITION UPON TERMINATION.

               (i) Upon expiration or earlier termination of this Agreement, the parties hereto will cooperate to the fullest extent possible to facilitate the creation of a staff of management personnel, and the establishment of facilities owned or leased by SYN or otherwise available for use by SYN on terms acceptable to SYN, to enable SYN to plan and manage its business operations and assets without the services that would have been provided by Empire under this agreement had this agreement remained in effect; and until that is accomplished (and the parties hereto shall make a good faith effort to accomplish it promptly), SYN shall have the use of the personnel and facilities of Empire that had been devoted in whole or in part to such planning and management at a cost not to exceed the amount most recently budgeted therefor in the last applicable Budget, or at Empire's cost in the absence of such budgeted amount.

               (j) Notwithstanding the foregoing, in the event this Agreement is terminated by Empire, SYN shall have up to 18 months (including the 12-months' notice period) to plan and execute an operational and transition plan for achieving what is provided for in preceding subsection
          (a).

          SECTION 11.03  PUTS AND CALLS.

               (k) In the event this Agreement is terminated by Empire, SYN shall have a call right to purchase Empire's shares of common stock of SYN at a price equal to 100% of fair market value, determined by appraisal, and Empire shall have a put right to sell to SYN Empire's shares of common stock of SYN at a price equal to 90% of fair market value, determined by appraisal, provided that, in case of a put by Empire, SYN has adequate liquidity, as reasonably determined by its Board, to make such purchase.

               (l) In the event this Agreement is terminated by SYN, SYN shall have a call right to purchase Empire's shares of common stock of SYN at a price equal to 110% of fair market value, determined by appraisal, and Empire shall have a put right to sell to SYN Empire's shares of common stock of SYN at a price equal to 100% of fair market value, determined by appraisal, provided that in the case of a put by Empire, SYN has adequate liquidity, as reasonably determined by its Board, to ,make such purchase.

               (m) For these purposes, fair market value of the shares of common stock of SYN to be sold and purchased shall be determined by an appraiser or investment bunker selected as provided in Section 1.04(a)(ii) of the Stock Agreement, with the appraisal made in accordance with such Section.

                     ARTICLE 12:  RIGHT OF FIRST REFUSAL

               So long as this Agreement is in effect, Empire will require Lindsey not to sell or otherwise dispose of the shares of stock of Empire which he owns (other than to an affiliated entity or related party or to Empire management personnel, provided that Lindsey retains voting control of Empire), and Empire will not sell or otherwise dispose of all or substantially all of its business and assets, whether such transactions are to be done directly or indirectly by means of a merger or consolidation of Empire with the acquiring entity, without first offering the same for sale to NGC, on the same terms as are offered by the other party (with full disclosure of such terms to NGC), and allowing not less than 30 days after its receipt of the offer for NGC to accept the offer, and if such offer is accepted by NGC, NGC shall have 90 days in which to complete the purchase on such terms.

                          ARTICLE 13:  MISCELLANEOUS

               SECTION 13.01  NOTES.  All notices and other
          communications hereunder shall be in writing and shall be deemed to have been give (a) when delivered in person,
          (b) one business day after deposit with a nationally recognized overnight courier service, (c) two business days after being deposited in the United States mail, postage prepaid, first class, registered or certified mail, or (d) the business day on which it is sent and received by facsimile, as follows:

               If to SYN, to:  SYN Inc.
                               c/o Northwestern Growth Corporation
                               33 Third Street , S.E.
                               Huron, SD  57350
                               Fax No. (605) 353-8286

                               Attn:  Richard R. Hyland, President
                               and Chief Operating Officer

                      and to   SYN Inc.
                               c/o Empire Gas Corporation
                               1700 South Jefferson Street
                               Lebanon, MO  65536
                               Fax No. (417) 532-8529

                               Attn:  Paul S. Lindsey, Jr., Chief
                               Executive Officer

               If to NGC:      Northwestern Growth Corporation
                               33 Third Street, S.E.
                               Huron, SD  57350
                               Fax No. (605) 353-8286

                               Attn:  Richard R. Hylland,
                               President

               If to Empire:   Empire Gas Corporation
                               PO Box 303
                               1700 South Jefferson
                               Lebanon, MO  65536
                               Fax No. (417) 532-8529

                               Attn:  Paul S. Lindsey, Jr.,
                               President

          or to such other person or address as any party hereto shall specify in notice in writing given to the other parties hereto.

               SECTION 13.02 ASSIGNMENT RESTRICTED; SUCCESSORS AND ASSIGNS. No party hereto may assign its interest in this Agreement without first obtaining the written consent of the other parties hereto, except that this Agreement may be assigned by SYN, without obtaining such consents, to (and in connection with the closing of the acquisition by) an acquirer of substantially all of the business and assets of SYN and its subsidiaries, provided that written notice of such assignment is given to the other parties hereto, and except further that this Agreement may be assigned by NGC (in connection with the assignment of NGC's shares of common stock of SYN) to NWPS, or any wholly-owned subsidiary of NWPS, without obtaining such consents, provided written notice of such assignment is given to the other parties hereto.

               SECTION 13.03 SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

               SECTION 13.04  INTERPRETATION.  The article and
          section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

               SECTION 13.05 ARBITRATION. Any dispute arising under this Agreement shall be resolved by arbitration. Each of the parties hereto agrees (a) that each such arbitration shall be initiated and conducted in accordance with the rules and procedures of the American Arbitration Association ("AAA"), (b) to submit all such disputes to the office of the AAA in charge of arbitrations conducted in the metropolitan area of the City of Minneapolis, Minnesota, and (c) to have each such arbitration proceeding conducted in the metropolitan area of the City of Minneapolis, Minnesota, and (d) to be subject to the jurisdiction of the arbitrators in the City of Minneapolis, Minnesota upon notice given in accordance with the provisions of this Agreement that a dispute has been submitted to such office of the AAA.

               SECTION 13.06 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws, that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

               SECTION 13.07 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same agreement.

                    IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date first above written.

          Empire Gas Corporation        SYN Inc.

          By: /s/ Paul S. Lindsey, Jr.  By:/s/ Paul S. Lindsey, Jr.
              _______________________      _______________________
               Its President            Title:

                                        Northwestern Growth
                                        Corporation

                                        By: /s/ Richard R. Hylland
                                            ________________________
                                             Its President